[Piedmont BankGroup Incorporated Letterhead]




                                                         September 12, 1995


Notice to Nominee Holders:

     Enclosed is a copy of the Notice of Redemption of Piedmont BankGroup Incorporated 7% Convertible Subordinated Debentures Due 2011. We are also enclosing a form of Letter of Transmittal.

     THE DEBENTURES ARE PRESENTLY CONVERTIBLE INTO SHARES OF COMMON STOCK OF THE COMPANY AT A PRICE OF $18.20 PER SHARE. AFTER THE CLOSE OF BUSINESS ON OCTOBER 5, 1995, DEBENTURES WILL NO LONGER BE SO CONVERTIBLE. THE DEBENTURES WILL CEASE TO BEAR INTEREST FROM AND AFTER THE REDEMPTION DATE.

     BASED UPON CURRENT PRICES, THE MARKET VALUE OF THE COMMON STOCK INTO WHICH THE DEBENTURES ARE CONVERTIBLE IS GREATER THAN THE REDEMPTION PRICE OF THE DEBENTURES.

     Please forward copies of these enclosures to any of your clients who hold Debentures, and the Company will reimburse you for any expense incurred by you in doing so. Additional copies of the enclosures are available at First Union National Bank of North Carolina, Bond Administration Department, 230 South Tryon Street, 8th Floor, Charlotte, North Carolina 28288-1179.

     If you have any questions or require assistance in completing the Letter of Transmittal, contact either of the following: Piedmont BankGroup Incorporated, 200 East Church Street, Martinsville, Virginia 24112, Attn:
Francia M. Brown, (540) 666-3234; or First Union National Bank of North Carolina, Bond Administration Department, 230 South Tryon Street, 8th Floor, Charlotte, North Carolina 28288-1179, (704) 374-2080.

                                   Very truly yours,

                                   PIEDMONT BANKGROUP INCORPORATED



                                   Michael R. Brenan
                                   President, Chairman of the Board
                                   and Chief Executive Officer


Enclosures:
     A.   Notice of Redemption
     B.   Letter of Transmittal